Exhibit 99.1

CONTACTS:

For Genzyme	For Bioenvision
Sally J. Curley (investors)	James S. Scibetta (investors)
(617) 768-6140	(212) 750-6700

Maria E. Cantor (media)	Sondra S. Newman (media)
(617) 768-6690	(617) 877-5687

For Immediate Release
October 9, 2007

Bioenvision and Genzyme File Petition in Delaware Court

Petition Seeks Special Meeting to be Reconvened in late October to Reopen Polls

New York, NY and Cambridge, Mass. — Bioenvision, Inc. (NASDAQ: BIVN) and Genzyme Corporation (Nasdaq: GENZ) announced today that they have jointly filed a petition with the Court of Chancery of the State of Delaware seeking relief in connection with a special meeting of the stockholders of Bioenvision held on October 5, 2007 regarding the approval of the Agreement and Plan of Merger, dated May 29, 2007, between Bioenvision and Genzyme Corporation, as amended by Amendment No. 1 thereto, dated August 8, 2007 (the “Merger Agreement”).  The petition seeks that the Chancery Court permit Bioenvision to reconvene the special meeting of stockholders in late October and reopen the polls to ensure that all Bioenvision stockholders are afforded an opportunity to vote for or against the adoption of the Merger Agreement and for those votes to be properly counted.   In addition, this relief would provide that appraisal rights relating to the Merger Agreement will be available to all Bioenvision stockholders prior to taking the vote in late October.  The companies seek this relief to correct errors made in connection with the October 5th meeting that may otherwise disenfranchise a significant number of Bioenvision stockholders.

About Bioenvision

Bioenvision’s primary focus is the acquisition, development, and marketing of compounds and technologies for the treatment of cancer.  Bioenvision’s product pipeline is focused on: Evoltra® (clofarabine) and Modrenal®.  For more information on Bioenvision please visit our website at www.bioenvision.com.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 9,500 employees in locations spanning the globe and 2006 revenues of $3.2 billion.  In 2007, Genzyme was chosen to receive the National Medal of Technology, the highest honor awarded by the President of the United States for technological innovation.  In 2006 and 2007, Genzyme was selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant, and diagnostic testing.  Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as immune disease, infectious disease, and other areas of unmet medical need.

Bioenvision Safe Harbor

Certain statements contained in this press release are “forward-looking” statements, including express or implied statements regarding the future approval by Bioenvision’s stockholders of the pending agreement and plan of merger with Genzyme. Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with whether the merger of Wichita Bio Corporation with and into Bioenvision will be approved by the stockholders of Bioenvision; risks associated with the uncertainty as to whether such merger will in fact occur, risks associated with disruptions from the proposed merger transaction which may harm relationships with customers, employees, suppliers and partners; risks associated with the outcome of litigation and regulatory proceedings to which we are currently a party and may become a party in the future; risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in Bioenvision’s compounds under development in particular; the potential failure of Bioenvision’s compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Bioenvision’s compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Bioenvision’s business, structure or projections; the development of competing products; uncertainties related to Bioenvision’s dependence on third parties and partners; and those risks described in Bioenvision’s filings with the SEC. Bioenvision assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law and the statements contained in this press release are current as of the date of this release only.

Genzyme Safe Harbor

This press release contains forward-looking statements, including statements about the closing of acquisition of Bioenvision.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the possibility that the transaction is not completed; the possibility that certain closing conditions are not met, and the other risks and uncertainties described in reports filed by Genzyme with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation the information under the heading “Risk Factors” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Genzyme Quarterly Report on Form 10-Q for the quarter ending June 30, 2007. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and Genzyme undertakes no obligation to update or revise the statements.

Genzyme® and Clolar® are registered trademarks of Genzyme Corporation.  Evoltra® is a registered trademark of Bioenvision, Inc.  All rights reserved.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

# # #